SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)	January 20, 2012

OVERHILL FARMS, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-16699	75-2590292
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2727 East Vernon Avenue, Vernon, California	90058
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(323) 582-9977

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Chief Financial Officer

On January 20, 2012, Overhill Farms, Inc.’s (the “Company’s”) Chief Financial Officer, Tracy E. Quinn, submitted her resignation from the position, effective February 24, 2012. Ms. Quinn’s resignation was not the result of any disagreement between the Company and Ms. Quinn relating to the Company’s operations, policies or practices.

Appointment of Chief Financial Officer

On January 20, 2012, the Company appointed Robert C. Bruning as its Chief Financial Officer, effective February 24, 2012. Mr. Bruning will report directly to James Rudis, the Company’s Chairman, President and Chief Executive Officer.

Mr. Bruning, age 69, served as Chief Financial Officer of Okami, Inc., a food processing and distribution company, from 2006 until its acquisition in 2011. He has also served as Chief Financial Officer of Zacky Farms, Inc. and of Coastcast Corporation, a precision manufacturing company, as well as a financial consultant to Kaiser Aluminum. Earlier in his career, Mr. Bruning was a partner at Anderson Consulting and at Coopers & Lybrand (now PriceWaterhouseCoopers). Mr. Bruning received his bachelors degree, cum laude, from Claremont McKenna College in economics, with a dual degree in industrial engineering from Stanford University. He also received a masters degree in engineering from Stanford University.

Mr. Bruning will receive a base salary of $225,000 per year, with a guaranteed minimum bonus of $25,000 if he remains in the employment of the Company through the end of 2012. His employment is “at will.” He will also be eligible for health and other insurance programs, and 401(k) participation, on the same basis as other employees of the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OVERHILL FARMS, INC.

Date: January 25, 2012	By: /s/	James Rudis
James Rudis
Chairman, President and
Chief Executive Officer